[Jenkins & Gilchrest letterhead]

February 17, 2006

VIA HAND DELIVERY

Mr. R. Keith Long

Chairman of the Board

Financial Industries Corporation

6500 River Place Boulevard, Building One

Austin, Texas 78730

Re: Written Request for Shareholder Meeting

Dear Mr. Long:

This law firm represents Haythem Dawlett, a shareholder of Financial Industries Corporation (“FIC”), in connection with the above-described matter.

As you know, the bylaws provide that an annual meeting of the shareholders shall be held every year on the fourth Tuesday in April at which the shareholders shall elect a board of directors. No such meeting has taken place since mid-2003.

Consequently, under the Texas Business Corporation Act, Article 2.24(B), Mr. Dawlett hereby submits this written request that the Board convene an annual meeting of the shareholders as soon as possible. Mr. Dawlett further requests that a copy of the list of shareholders dated as of the record date of the meeting be forwarded to him immediately following the record date.

It is our client’s expectation that you will respond to this written request no later than February 28, 2006. Please be advised that we are prepared to pursue all available remedies if the Board refuses to convene a meeting of the shareholders in compliance with Article 2.24(B).

I appreciate your prompt attention to this matter.

Sincerely,

/s/ J. Rowland Cook

J. Rowland Cook

cc: Ms. Jennifer Robinson (via hand delivery)

(Financial Industries Corporation)